EXHIBIT 99.1

      InterDigital Issues Revenue Guidance for Third Quarter 2007

    KING OF PRUSSIA, Pa.--(BUSINESS WIRE)--Aug. 14,
2007--InterDigital, Inc. (NASDAQ: IDCC) today announced that it expects total third quarter 2007 recurring revenue for patent licensing and technology solutions to be in the range of approximately $53.5 million to $54.5 million. This range does not include any potential impact from new agreements that may be signed during third quarter 2007 or additional royalties identified in audits regularly conducted by the company.

    Scott McQuilkin, InterDigital's Chief Financial Officer, noted, "We are pleased with the positive trend of our recurring revenue, reflecting solid sales of 3G products by our licensees."

    About InterDigital

    InterDigital designs, develops and provides advanced wireless technologies and products that drive voice and data communications. InterDigital is a leading contributor to the global wireless standards and holds a strong portfolio of patented technologies which it licenses to manufacturers of 2G, 2.5G, 3G, and 802 products worldwide. Additionally, the company offers baseband product solutions and protocol software for 3G multimode terminals and converged devices, delivering time-to-market, performance and cost benefits. For more information, visit the InterDigital website: www.interdigital.com.

    This press release contains forward-looking statements regarding our current beliefs, plans, and expectations as to our third quarter 2007 recurring and non-recurring revenues. Words such as "expects," "potential, "trend" or similar expressions are intended to identify such forward-looking statements.

    Forward-looking statements are subject to risks and uncertainties. Actual outcomes could differ materially from those expressed in or anticipated by such forward-looking statements due to a variety of factors including, but not limited to: (i) timely receipt and final reviews of licensee royalty reports and related matters; (ii) disputes surrounding the terms of our license agreements (iii) changes in the market share and sales performance of our licensees, delays in product shipments by our licensees, and any delay in receipt of quarterly royalty reports from our licensees; (iv) amounts of royalties payable following routine audits, if any, and the timely receipt of such amounts; (v) unanticipated acceleration in the execution of patent license and/or technology solution agreements during third quarter 2007; and, (vi) changes in performance against technology milestone deliverables in our technology agreements.

    InterDigital is a registered trademark of InterDigital, Inc.

    CONTACT: InterDigital, Inc.
             Media Contact:
             Jack Indekeu, +1 (610) 878-7800
             jack.indekeu@interdigital.com
             or
             Investor Contact:
             Janet Point, +1 (610) 878-7800
             janet.point@interdigital.com